Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Pricing of $300 Million Senior Unsecured Notes

SCOTTSDALE, Ariz., Mar. 27, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the pricing of a $300 million aggregate principal amount of senior unsecured notes due 2022. The bonds were priced with a coupon of 7.00% and sold at par. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The expected closing date for the private placement of these notes is April 10, 2012.

As announced earlier today, Meritage intends to use the net proceeds from the offering to repurchase or redeem all $285 million aggregate principal amount of its 6.25% Senior Notes due 2015. In addition, Meritage intends to use the remaining net proceeds, together with available cash, to repurchase approximately $26 million aggregate principal amount of its outstanding 7.731% Senior Subordinated Notes due 2017. Adjusting for the offering of the notes and the related transactions described above, as of December 31, 2011, Meritage would have had approximately $313 million of cash and cash equivalents outstanding and approximately $596 million of total debt outstanding.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the expected closing date of the notes offering and Meritage’s intended use of the net proceeds from the offering. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

# # #